UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                              EMERITUS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.0001 per value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Richard A. Petrocelli
                         Saratoga Management Company LLC
                               535 Madison Avenue
                            New York, New York 10022
                                 (212) 906-7000

--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  July 1, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240-13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. Seess. 240.132-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                                   Page 2 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)
             -------------------------------------------------------------------

             Saratoga Partners IV, L.P.
             I.R.S. No. 13-4013670
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                      (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                         / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------ -------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
             N/A                                                          / /
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                                   Page 3 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             Saratoga Coinvestment IV LLC
             I.R.S. No. 13-4013670
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                    (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                               / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------------------- -------- ---------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
             N/A                                                           / /
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                           Page 4 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             Saratoga Associates IV LLC
             I.R.S. No. 13-4013667
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                       (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                              / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------ -------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                               / /
             N/A
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                                 Page 5 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             Saratoga Management Company LLC
             I.R.S. No. 13-4013664
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                     (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                              / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------- -------- ---------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------ -------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                           / /
             N/A
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                           Page 6 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             John P. Birkelund
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                    (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                           / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------ -------------------------------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------------------- -------- ---------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                            / /
             N/A
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                       Page 7 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             Charles P. Durkin, Jr.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                      (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                            / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------ -------------------------------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    6,500
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   6,500
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------ -------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          / /
             N/A
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.                                                Page 8 of 13 Pages
--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON
             (ENTITIES ONLY)

             Christian L. Oberbeck
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                       (b) / /
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            SOURCE OF FUNDS*

             N/A
------------ -------------------------------------------------------------------
5            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                            / /

             N/A
------------ -------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------ -------------------------------------------------------------------
                          7        SOLE VOTING POWER
       NUMBER OF
         SHARES                    None
                          -------- ---------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                      5,817,440
                          -------- ---------------------------------------------
       REPORTING          9        SOLE DISPOSITIVE POWER
      PERSON WITH
                                   None
                          -------- ---------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                   5,817,440
------------ -------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,817,440 - See Item 5
------------ -------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                            / /
             N/A
------------ -------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             36.29% - See Item 5
------------ -------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1.  Security and Issuer.
         -------------------

     This Schedule 13D relates to shares of Series B Convertible Preferred Stock, $.0001 par value, with a stated value of $1,000 per share ("Series B Preferred Stock") convertible into the common stock, $.0001 par value (the "Common Stock") of Emeritus Corporation (the "Company"). Each share of Series B Convertible Preferred Stock is convertible into shares of Common Stock of the Company at an initial conversion price of $7.22 per share of Common Stock, subject to antidilution protection.

     The principal executive offices of the Company are located at 3131 Elliot Avenue, Suite 500, Seattle, Washington 98121.

Item 2.  Identity and Background.
         -----------------------

     Item 2 is hereby amended by deleting the fourth, fifth and sixth paragraphs and replacing them with the following:

     Saratoga Associates is a Delaware limited liability company. As the General Partner of Saratoga Partners, Saratoga Associates participates in management decisions made on behalf of Saratoga Partners. Saratoga Associates is managed by an Executive Committee, the membership of which is set forth in Schedule A.

     Saratoga Management is a Delaware limited liability company. As the Manager of Saratoga Partners, Saratoga Management is responsible for the day to day management of Saratoga Partners and participates in investment decisions made on behalf of Saratoga Partners. As the Managing Member of Saratoga Coinvestment, Saratoga Management participates in investment decisions made on behalf of Saratoga Coinvestment. Saratoga Management is also the attorney-in-fact and agent for an aggregate of 1,241 shares of Series B Preferred Stock and an aggregate of 37,500 Warrants beneficially owned by John P. Birkelund (507.3 Series B shares and 15,367 Warrants), Charles P. Durkin, Jr. (444 Series B shares and 13,367 Warrants), David W. Niemiec (194 Series B shares and 5,833 Warrants), Christian L. Oberbeck (73.3 Series B shares and 2,233 Warrants) and Damon Ball (22.4 Series B shares and 700 Warrants). Saratoga Management is managed by an Executive Committee, the membership of which is set forth in Schedule B.

     In addition, Saratoga Management is also attorney-in-fact and agent for an aggregate of 8,637 shares of common stock issuable upon conversion of the Notes and beneficially owned by John P. Birkelund (3,543 shares), Charles P. Durkin (3,055 shares), David W. Niemiec (1,344 shares), Christian L. Oberbeck (489 shares) and Damon Ball (206 shares).

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

     Item 3 is amended by adding at the end thereof the following:

     On July 1, 2002, pursuant to the terms of the Series B Preferred Stock, the Company issued, as a pay-in-kind dividend, 2,375 shares Series B Preferred Stock to Saratoga Partners IV, L.P., 94 shares Series B Preferred Stock to Saratoga Coinvestment LLC, as agent, and 64 shares Series B Preferred Stock to Saratoga Management Company.

Item 4.  Purpose of Transaction.
         ----------------------

     No change.

Item 5.  Interests in Securities of the Issuer.
         -------------------------------------

     Item 5 is hereby amended by deleting the first paragraph thereof and replacing it with the following:

          (a) and (b) Saratoga Partners beneficially owns 31,071 shares of Series B Preferred Stock, which upon conversion constitutes 4,306,130 shares of Common Stock, and Warrants to purchase 937,500 shares of the Common Stock, which together with the shares of Common Stock issuable upon conversion of the Series B Preferred Stock owned by Saratoga Partners constitutes 5,243,630 or 32.7% of the outstanding shares of Common Stock of the Company. Saratoga Coinvestment beneficially owns 830 shares of Series B Preferred Stock, which upon conversion constitutes 115,030 shares of Common Stock, and Warrants to purchase 25,000 shares of the Common Stock, which together with the shares of Common Stock issuable for conversion of the Series B Preferred Stock owned by Saratoga Coinvestment constitutes 140,030 or .87% of the outstanding shares of Common Stock of the Company. John P. Birkelund, Charles P. Durkin, Jr., David W. Niemiec, Christian L. Oberbeck and Damon Ball for which Saratoga Management acts as agent beneficially own an aggregate of 1,241 shares of Series B Preferred Stock, which upon conversion constitutes 171,990 shares of Common Stock, and Warrants to purchase an aggregate of 37,500 shares of Common Stock, and 6.25% Convertible Debentures equalling 227,273 shares of Common Stock. The Warrants and Convertible Debentures together with the shares of Common Stock issuable upon conversion of the Series B Preferred Stock owned by such individuals constitutes 433,708 shares of Common Stock or 2.7% of the outstanding shares of Common Stock of the Company. On December 30, 1999, Messrs. Durkin and Niemiec each received options to purchase 2,500 shares of Common Stock as directors of the Company; on August 18, 2000, they each received options to purchase 2,000 shares of Common Stock as directors of the Company; and on September 27, 2001, they each received options to purchase 2000 shares of Common Stock as directors of the Company.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer.
        -----------------------------------------------------------------------

         No change.

Item 7.  Material to be Filed as Exhibits
         --------------------------------

     Exhibit 1 - Previously filed with Schedule 13-D filed with the SEC on
                 December 20, 1999.

     Exhibit 2 - Previously filed with Amendment Number 1 filed with the SEC on
                 January 10, 2000.

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  August 9, 2002

                           Saratoga Partners IV, L.P.
                           Saratoga Coinvestment IV LLC
                           Saratoga Management Company LLC
                           Saratoga Associates IV LLC
                           John P. Birkelund
                           Charles P. Durkin, Jr.
                           Christian L. Oberbeck

                           Signed on behalf of each of the above


                           By:  /s/ Charles P. Durkin, Jr.
                                ---------------------------------------
                                Name:  Charles P. Durkin, Jr.
                                Title:  Attorney-in-Fact

                                                                      Schedule A


                 Certain Members and Executive Committee Members
                                       of
                           Saratoga Associates IV LLC

     The names of the Certain Members and Executive Committee Members of Saratoga Associates IV LLC ("Saratoga Associates") and their business addresses and principal occupations are set forth below. If no address is given, the Members' or Executive Committee Members' business address is that of Saratoga Management at 535 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Saratoga Associates and each individual is a United States citizen.

         Name, Business Address         Present Position
         ----------------------         ----------------

         John P. Birkelund              Member, Executive Committee Member*
         Charles P. Durkin, Jr.         Member, Executive Committee Member*
         Christian L. Oberbeck          Member, Executive Committee Member*

* - Each of the above party's present principal occupation is Member and/or Executive Committee Member of Saratoga Management Company LLC.

                                                                      Schedule B


                     Members and Executive Committee Members
                                       of
                         Saratoga Management Company LLC

     The names of the Members and the Executive Committee Members of Saratoga Management Company LLC ("Saratoga Management") and principal occupations are set forth below. If no address is given, the Members' or Executive Officer's business address is that of Saratoga Management at 535 Madison Avenue, New York, New York 10022. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Saratoga Management and each individual is a United States citizen.

         Name, Business Address          Present Principal Occupation
         ----------------------          ----------------------------

         John P. Birkelund               Member, Executive Committee Member
         Charles P. Durkin, Jr.          Member, Executive Committee Member
         Christian L. Oberbeck           Member, Executive Committee Member